Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (File No: 333-179628, File No: 333-174484, File No: 333-194470, File No. 333-214834, File No. 333-21868 and File No. 333- 224433) of China Recycling Energy Corporation of our report dated April 16, 2019 relating to the financial statements for the years ended December 31, 2018 and 2017, which appear in the 2018 Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

MJF & Associates, APC

Los Angeles, CA 90071

April 15, 2019